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LITTON LOAN SERVICING LP
5373 West Alabama, Suite 600 Houston, Texas 77056

A subsidiary of C-BASS

Telephone 713 960 9676
                                Fax 713 960 0539

March 31, 1999

Todd Emerick
Norwest Bank Minnesota
11000 Broken Land Pkwy.
Columbia, MD 21044

Subject: C-Bass Trust 1998-3 Asset Backed Certificates, Series 1998-3

To Whom It May Concern:

The undersigned officer of Litton Loan Servicing LP {successor in interest to Litton Loan Servicing, Inc.) certifies that a review of the servicing activity for the year ended December 31, 1998 has been made under such officer's supervision and to the best of such officer's knowledge that there were no defaults or exceptions to the requirements of the subject agreement between the above listed parties. Litton Loan Servicing LP hereby certifies that:

1. All ad valorem taxes have been paid when due and without penalty to the Trust.


2. All assessments and ground rents of whatsoever kind or nature have been paid so as to prevent their taking priority to the purchase money lien or lien to which the trust is entitled.

3. All casualty insurance has been paid without lapse in coverage and in an amount sufficient to prevent the application of a co-insurance clause.

4. Flood insurance as required by the National Flood Insurance Act of 1994, P.L. 103-325 ss. 511, if any, has been maintained without lapse.

5. Errors and Omissions Insurance is in force in amounts sufficient to meet the requirements of Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and the terms of the subject agreement.

6. Litton Loan Servicing LP has timely filed the required IRS informational returns including the forms 1098, 1099(A), and those required by code sections 6050(h)(j)(p) for the year ended December 31, 1998.

7. Litton Loan Servicing LP has not committed any act or omitted to act in any manner that would cause the trust to lose the REMIC tax treatment.

8. All other terms and requirements of the Servicing Agreement between the above parties have been complied with except as noted on the attachment to this letter, if any.

Sincerely,

Litton Loan Servicing LP

Janice McClure
Senior Vice President